EXHIBIT 99.1 TO FORM 8-K


United Medicorp, Announces Loss of Business From Largest Customer

Dallas, Texas -- United Medicorp, Inc. ("UMC") (OTC Bulletin Board ticker symbol UMCI.OB) announced today that it was not selected by Presbyterian Healthcare Services of New Mexico ("PHS") as one of the vendors that will provide ongoing services. UMC has provided services for PHS for the past four years. On October 22, 2003 UMC announced the resignation of its key contact at PHS. On February 20, 2004 UMC announced that it had been informed by new management at PHS that most of the business outsourced to UMC would be re-bid, and that the remaining business would be brought back in house in mid 2004.

Pete Seaman, CEO, stated, "We regret not being selected as one of the vendors to provide these ongoing services for PHS. As was previously announced, the services that UMC provided to PHS generated approximately 62% of the Company's revenue in 2003. In light of this announcement from PHS, UMC management will need to reevaluate the Company's business plan for 2004, and focus on reducing expense as the revenues from PHS ramp down, while continuing to aggressively pursue new business.

UMC was informed by PHS management that UMC will continue to receive placements of accounts through the end of March 2004. UMC management expects revenue from PHS to ramp down rapidly following the discontinuation of business placement."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.